EXHIBIT 10.1

Summary of 2010 Non-Employee Director Compensation Program

The 2010 compensation program for non-employee directors of UDR, Inc. consists of a combination of cash retainers for board and committee service and long-term incentives in the form of service-based restricted stock.

For 2010, each non-employee director will receive an annual retainer fee of $50,000 ($100,000 for a non-employee chairman of the board of directors). Non-employee directors, other than committee chairpersons, also receive an annual retainer fee of $7,500 for each committee on which they serve. The chairpersons of each of the Audit, Compensation and Governance Committees receive an annual retainer fee of $15,000. Non-employee directors who are members of the Executive Committee, other than the Chairman of the Board, also receive an annual retainer fee of $7,500 for their service on the Executive Committee and the Chairperson of the Executive Committee, other than the Chairman of the Board, receives an annual retainer fee of $15,000. These fees will be paid in January 2010.

On January 8, 2010, each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee chairman of the board of directors) priced at the closing sales price of our common stock on January 4, 2010, or $16.21 per share. The shares of restricted stock will vest on the anniversary of the date of grant. Directors are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled.

Directors who are also employees of UDR, Inc. receive no additional compensation for service as a director.